Exhibit 99.1

CONTACT:	Feinstein Kean Healthcare
GTC Biotherapeutics, Inc.	Francesca DeVellis (investors)
Thomas E. Newberry	Barbara Askjaer (media)
Vice President, Corporate Communications	(617) 577-8110
(508) 370-5374

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

FRAMINGHAM, MA – April 28, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the first quarter ended April 3, 2005. The total net loss for the quarter was $8.0 million, or $0.18 per share compared with $8.6 million, or $0.26 per share, in the first quarter of 2004.

“We are making good progress with ATryn®, our recombinant human antithrombin program, and we expect to complete our response to the EMEA in July so that the regulatory review for market authorization in Europe can be completed with an opinion by the end of October,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We have also begun preparations for opening sites for the clinical study in hereditary antithrombin deficiency that we expect will form the basis for filing a Biologics License Application in the second half of 2006 to request market approval of ATryn® in the United States.”

Cash and marketable securities at the end of the first quarter of 2005 totaled approximately $27.8 million, a $5.5 million increase compared to the $22.3 million total at the end of 2004. The increase results primarily from the registered direct placement of common stock in January 2005 that generated net proceeds of approximately $9.7 million. An additional $2.4 million of proceeds resulted from the expansion of the senior credit facility with GE Capital that was used to refinance the $2.4 million principal payable on a note to Genzyme Corporation, which was due and paid on April 4, 2005. Exclusive of the effects of the proceeds from the placement of common stock and expansion of the credit facility, $6.6 million of net cash was used in the quarter. This includes a $600,000 reduction in accounts payable, primarily for services provided in prior quarters. GTC expects the net use of cash to be about $10 million in 2005, or approximately $20 million excluding the net proceeds of the common stock placement. This projection includes cash collections expected to total $11.5 million, primarily from external development programs and potential ATryn® partnering arrangements.

Revenues were about $1.3 million for the quarter, a 24% increase from the approximately $1.1 million in the first quarter of 2004. The first quarter of 2005 revenues were primarily due to continuation of the activities with Merrimack Pharmaceuticals, funding of the malaria vaccine program by the National Institute of Allergy and Infections Diseases, and completion of the programs with Elan Pharmaceuticals. Revenues from the first quarter of 2004 were primarily due to activities in the programs with Centocor, Merrimack, and the malaria vaccine program. Reported revenues are expected to vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

Costs of revenue and operating expenses totaled $9.2 million in the current quarter, approximately 5% lower than the $9.7 million total in the first quarter of 2004. The decrease was driven primarily by a decrease of $700,000 in selling, general, and administrative expenses as a result of the corporate restructuring completed in the first quarter of 2004. Additionally, due to an anomaly in GTC’s fiscal year calendar to keep it synchronized with the 2004 leap year, the first quarter of 2004 had an extra week of expenses compared to 2005, resulting in a $600,000 decrease in expenses. These reductions were partially offset primarily by a non-cash charge to research and development expenses in the first quarter of 2005 of approximately $470,000 of current ATryn® inventory pending disposition of the European submission for market approval. Excluding the effects of the calendar anomaly and the non-cash charge, expenses totaled $8.7 million in the first quarter of 2005, approximately 4% lower than the $9.1 million in the first quarter of 2004.

The per share results were affected by an increase in weighted average number of shares outstanding from 33.5 million shares for the first quarter of 2004 to 44.8 million shares in the first quarter of 2005. The increase in the weighted average shares outstanding reflected the issuance of approximately 7.7 million shares of common stock in the registered direct placement in January 2005. GTC had approximately 46.7 million shares outstanding as of April 3, 2005.

Highlights

ATryn®

GTC received a List of Outstanding Issues from the European Medicines Agency (EMEA) in March 2005 as a continuation of the review of GTC’s Market Authorization Application (MAA) for ATryn®. The EMEA has granted GTC an extension to complete its response to these issues by July 8, 2005. Assuming timely filing of the response, GTC estimates that the EMEA could determine an opinion on the MAA before the end of October.

The United States Food and Drug Administration (FDA) has allowed GTC to begin a further clinical study of ATryn® for the hereditary antithrombin deficiency (HD) indication. This clinical study includes data from the safety and efficacy study submitted in the MAA to the EMEA. A successful outcome of this study for the US, which includes an historical control comparison, is expected to provide the clinical basis for filing a Biologics License Application with the FDA. GTC has begun preparations to open clinical sites before the end of the second quarter of 2005.

Based on prevailing estimates, there are approximately 80,000 people in the European Union and 60,000 people in the US with HD. There is only one commercially available plasma-derived antithrombin product sold in the US, which has had limited availability. GTC believes that establishing a robust supply of recombinant product in the US is a significant market opportunity. In addition, significant opportunities may exist for ATryn® in larger market indications resulting from acquired deficiencies, such as in the treatment of severe burns and coronary artery bypass surgery. These opportunities can be developed through further clinical studies.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods. Antithrombin is the first of a series of human plasma proteins that GTC is developing as recombinant products. Other recombinant human plasma proteins that GTC is developing include recombinant human albumin and recombinant human alpha-1 antitrypsin.

Additional Internal Pipeline Recombinant Blood Protein Programs

In addition to ATryn®, GTC is focused on developing recombinant forms of human albumin (rhA) and recombinant human alpha-1 antitrypsin (rhAAT). Like antithrombin, both proteins are currently available as products fractionated from the human blood supply. GTC believes that establishing an unconstrained supply of these proteins from a well-characterized source will be a significant market advantage for its recombinant products. The history of successful recombinant product development in the blood clotting factors (VIIa, VIII, and IX), which can be expressed at practical levels using traditional recombinant protein production methods, indicates that recombinant forms can generally capture substantial market share and expand the markets previously established by plasma-derived proteins.

GTC has established founder transgenic animals that express rhAAT. The plasma form of this product has been used as a treatment for certain forms of emphysema caused by a congenital deficiency of alpha-1 antitrypsin (AAT). AAT deficiency is one of the most common serious hereditary disorders, with approximately 3.4 million people estimated to be affected worldwide. GTC believes that rhAAT may also be developed as an effective treatment for other diseases, potentially including cystic fibrosis, chronic obstructive pulmonary diseases, acute respiratory distress syndrome, and severe asthma.

During the first quarter of 2005, GTC completed a licensing agreement with Eric F. Bernstein, M.D., a dermatologic laser surgeon and researcher in skin aging. This licensing agreement will aid Dr. Bernstein in his development of rhAAT for dermatological applications, including the potential to treat the effects of photoaging. Accumulation of abnormal elastic tissue, called ‘solar elastosis’ is the main change in the deeper layers of photoaged skin. Research suggests rhAAT interferes with elastin breakdown, the first part in the process of destroying the normal elastin of photoaged skin, and may delay the associated changes. Dr. Bernstein’s research in the area of skin photoaging led to the development of his own firm, DakDak LLC, which performs in vitro phototoxicology testing for large pharmaceutical companies and pursues discovery of novel anti-aging and pharmaceutical compounds.

The timetable for the development of these additional recombinant blood proteins and the expansion of GTC’s clinical programs is dependent upon GTC’s financial resources as well as its ability to attract additional marketing or strategic partners to provide additional funding.

Other Internal Pipeline Programs

GTC is also developing a therapeutic malaria vaccine that uses as an antigen the difficult-to-express merozoite surface protein 1 (MSP-1). Founder animals were produced in 2004 and the program has entered a several month period of evaluating lactation. The MSP-1 program is fully funded under a contract from the National Institute of Allergy and Infectious Diseases.

GTC also obtained access from the Mayo Clinic to the commercial rights for an agonistic antibody to the CD137 receptor of the human immune system, also known as 4-1BB. This antibody has potential to treat solid tumors by stimulating the immune system. Preclinical evaluations have begun in this program. The CD137 program is substantially funded by a grant from the Flexible System to Advance Innovative Research For Cancer Drug Discovery by Small Business of the Small Business Innovative Research program administered by the National Cancer Institute.

Portfolio of External Programs

GTC’s portfolio of external programs includes programs that have begun advancing into clinical production opportunities. One of the programs is in a Phase II clinical program with material produced and purified by GTC. Another program is planned to begin preclinical studies in the second half of 2005.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through GTC’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-800-638-4930. The dial-in number from outside the United States is 1-617-614-3944. The participant pass code number is 54031719.

About GTC Biotherapeutics

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. A Market Authorization Application is under review by the European Medicines Evaluation Agency for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human albumin, a recombinant human alpha-1 antitrypsin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the prospects and timing of EMEA review for market authorization of ATryn® in Europe, the regulatory and clinical strategy and timing for approval of ATryn® in the United States, anticipated progress in the portfolio of external programs, the expected level of cash to be used in 2005, and the expected cash collections in 2005. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through new marketing and strategic partners for some of its programs. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended**
	April 3, 2005	April 4, 2004
Revenue	$1,322	$1,066

Costs of revenue and operating expenses:
Cost of revenue	1,373	1,072
Research and development	5,417	5,538
Selling, general and administrative	2,395	3,099

	9,185	9,709

Loss from operations	$(7,863)	$(8,643)

Other income (expense):	(170)	67

Net Loss	$(8,033)	$(8,576)

Net loss per common share (basic and diluted)	$(0.18)	$(0.26)

Weighted average number of shares outstanding (basic and diluted)	44,837	33,496

	April 3, 2005	January 2, 2005
Cash and marketable securities	$27,801	$22,281
Other current assets	1,764	2,670
Property and equipment, (net)	18,702	20,279
Other assets	12,071	12,071

Total assets	$60,338	$57,301

Current liabilities	$14,582	$14,312
Long-term debt	10,197	9,313
Other liabilities	21	23
Stockholders’ equity	35,538	33,653

Total liabilities and stockholders’ equity	$60,338	$57,301

**	The three months ended April 4, 2004 includes 14 weeks while the three months ended April 3, 2005 includes 13 weeks